Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-128790, No. 333-156074 and No. 333-238913) of Ameriprise Financial, Inc. of our report dated June 22, 2023 relating to the financial statements and supplemental schedule of Ameriprise Financial 401(k) Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP
Minneapolis, Minnesota
June 22, 2023